EXHIBIT 16.1

March 02, 2020

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Remaro Group Corp.

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on March 2, 2020 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan